EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
PRG-Schultz International, Inc.

     We consent to the use of our report, incorporated by reference dated March 9, 2001 relating to the consolidated balance sheet of PRG France, S.A. and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000 which report appears in the December 31, 2001 annual report on Form 10-K of PRG-Schultz International, Inc. and the Post-Effective Amendment No. 2 to Form S-3 dated October 29, 2002 of PRG-Schultz International, Inc.



                                       ERNST & YOUNG Audit


                                       /s/ Any Antola
                                       ---------------------------------
                                           Any Antola

Paris, France
October 25, 2002


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